Exicure Receives Nasdaq Extension to Regain Compliance with Stockholders’ Equity Requirement

WILMINGTON, Del., September 16, 2026 – Exicure, Inc. (Nasdaq: XCUR) (“Exicure” or the “Company”) today announced that, on September 10, 2026, it received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) granting the Company an extension through December 2, 2026 to regain compliance with Nasdaq Listing Rule 5550(b)(1).

As previously disclosed, on June 5, 2026, Nasdaq notified the Company that it did not satisfy Nasdaq Listing Rule 5550(b)(1), which requires a listed company to maintain a minimum of $2.5 million in stockholders’ equity. At that time, the Company also did not satisfy the alternative continued listing standards based on market value of listed securities or net income from continuing operations.

Under the terms of the extension, the Company must complete its compliance initiatives and publicly demonstrate compliance with the applicable stockholders’ equity requirement on or before December 2, 2026. Nasdaq will continue to monitor the Company’s ongoing compliance with the requirement, including through the Company’s next periodic report.

The Company intends to continue pursuing its compliance initiatives within the extension period. The extension does not constitute a determination that the Company has regained compliance with Nasdaq’s continued listing requirements, and there can be no assurance that the Company will regain or maintain compliance. If the Company does not satisfy the terms of the extension, Nasdaq may issue a written determination to delist the Company’s common stock, which the Company would have the right to appeal to a Nasdaq Hearings Panel.

About Exicure, Inc.

Exicure, Inc. is a biotechnology company currently pursuing strategic initiatives designed to strengthen its financial position, maximize the value of its assets and establish a foundation for future investment and business growth.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company’s plans and ability to complete its compliance initiatives and regain and maintain compliance with Nasdaq’s continued listing requirements.

Forward-looking statements are based on the Company’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include the Company’s ability to complete its planned initiatives, Nasdaq’s acceptance of the Company’s evidence of compliance, the Company’s ability to regain and maintain compliance with Nasdaq’s continued listing requirements, and the other risks described in the Company’s filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statement except as required by applicable law.

Contact

Exicure, Inc.

Email: pr@exicuretx.com